Exhibit 17.2

December 29, 2009

Board of Directors

Glacier Enterprises, Inc.

2000 Hamilton Street, #943

Philadelphia, PA 19130

Re: Resignation as President and Secretary

To the Board of Directors:

Please be advised that I hereby resign as President, Secretary and Treasurer of Glacier Enterprises, Inc., a Delaware corporation (the “Company”), effective upon the consummation of the transactions contemplated under that certain Common Stock Purchase Agreement by and between the Company and North American Waste Management Inc., dated December 29, 2009.

Very truly yours,

/s/ William Tay

_______________________________

William Tay